EXHIBIT 10.1

Marbella,  September  29,  2003

Reunited
--------

On one side: Mr. GUSTAVO G"MEZ S NCHEZ, domiciled professionally in Marbella, Avenida Severo Ochoa, n 28 , 9 , Edificio Marina Marbella and with ID n 14301513-K.

And Mr. HERMAN DE HAAS, with professional domicile in Marbella, Avenida Severo Ochoa, n 28, 9 , Edificio Marina Marbella and with passport n NE9088389.

On the other side: Mr. NICHOLAS MARIA BODO BAR"N VON BRUEMMER, domiciled at the Marbella Club, Urbanizaci n Sta. Margarita-Sta. B rbara and with resident card
(NIE)  n  X-0977758-M

And on another side: Mr. JORDI BELLVEH MUOZ, professionally domiciled in Girona, Avda. Jaime I, 37, 5 and with ID n 43675085-V

INTERVENE
---------

The fist two in name and in representation of ITS NETWORKS INC., U.S. registered company with domicile at 1200 South Pine Island Road Plantation Florida 33324, registered with number P98000098356 with the Public Registry in the state of Florida (USA), in their condition as members of the Board of Directors of the Company with sufficient powers to sign the present agreement.

Mr. Herman de Haas intervene as well as Sole administrator of TELECONNECT COMUNICACIONES S.A.

Mr. Nicholas Bruemmer represents his own person as web as the company OLACAPITAL S.L., in the function of its Administrator.

Mr. Jordi Bellveh , intervene as lawyer of Roca Junyent Abogados, as verbal delegate (without the capability to reach agreements without their confirmation afterwards from the people he represents) of the following people: D. Jean Marc Vuille and the companies COMPOSTELA STIFTUNG and the company MULTIMEDIA SPORT PRODUCCIONES S.L.

The parties mutual recognize their representation and their sufficient legal capacity to act and that they are present under their free will.

EXPOSE
------

I.- That on November 11, 2002 ITS NETWOKS INC and the majority of Teleconnect shareholders entered into a share swap agreement which is hereinafter called "Private Agreement",

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II.- Since the signing of the Private Agreement, there have been differences and conflicts between the parties with respect to the interpretation and the execution of this agreement.

III.- To avoid differences that could end up in civil, judicial or penal suits, the parties have been negotiating a friendly solution in good faith for the good of all.

IV.-  That  the  agreements  reached  in  this  contract  are  the  following:

AGREEMENTS
----------

FIRST.- The parties agree that ITS NETWORKS Inc will deliver to the Majority shareholders of Teleconnect 5 million shares of ITS NETWORKS Inc., instead of the 3 million referred to in the Swap Agreement dated November 11th, 2002.

The 5 million shares have been calculated based on 12% of the shares outstanding of ITS Networks (42M) as a result of the increase in capital injected into the company to acquire Teleconnect. This quantity of shares to be issued to the Majority Shareholders of Teleconnect in accordance with the Swap Agreement, will be increased until November 11'th 2003, if by this date there is a capital increase to finance Teleconnect which dilutes their participation below the 12% of the total capital.

Included in the 5 Million shares are those shares which were to be issued in exchange for the conversion of debt of the Major Teleconnect Shareholders: Jean Marc Vuille, COMPOSTELA STIFTUNG, MULTIMEDIA SPORT PRODUCCIONES y CORPORACI"N EUROLIGA. This debt amounts to over 1,3M Euro. Since it was important to reach this agreement that the loans be converted to shares; the following will be the share split of the 5 million shares:

2. 3 million shares to be split between all the ex Teleconnect shareholders in an amount proportional to the percentages they owned in the company
 - 2 million shares to be distributed amongst the parties mentioned above that convert the 1,3M loan

These 5 million shares will no longer be a guarantee against hidden liabilities and will be delivered with independence of whatever the Net Debt calculation results to be.

SECOND.- During the month of October de Jean Marc Vuille, COMPOSTELA STIFTUNG, MULTIMEDIA SPORT PRODUCCIONES y CORPORACI"N EUROLIGA will convert the outstanding debts with Teleconnect (over 1,3M euros) into ITS Networks shares.

THIRD.- The ESCROW account will not be necessary from the point at which these debts are converted before a Notary.

ITS NETWORKS, in a period not to exceed 20 days from the time the conversions is done to ITS NETWORKS shares, will deliver to each of the shareholders of Teleconnect Certificates that confirm the number of shares that they are awarded in virtue of the agreement; indicating the number of shares and their nominal value.

FOURTH.- ITS NETWOKS INC delivers to Mr. Nicholas Bruemmer at the signing of the present agreement the sum of 14.500 Euros (incl IVA) . This amount will be settled in the form of Telephone calling cards ( facial value after applying a 30% discount) serving this as payment.

FIFTH.- Mr. Nicholas Bruemmer assumes all the debts of TELECONNECT COMUNICACIONES and ITS NETWOKS have with the following people:

-  Jean  Marc  Vuille  (30.000  Euros,  excluding  the  conversi  n  debt/loan)
-  Anthony  Stevens/  City  Telecom  (35.000  Euro)
-  ROCA  JUNYENT  ABOGADOS  S.L.  (51.624  Euros)
-  OLACAPITAL  S.L.  (80.000  Euros)
-  Delayed  interest  payments  to  people  that  loaned  money  (50.000  Euros)

In exchange, Mr. Nicholas Bruemmer will receive during October 2003, shares of ITS NETWORKS equivalent to the value of the debt assumed divided by 0,46 used per share.

The creditors must accept the change of debt responsibility for this to be effective.

SIXTH.- ITS NETWORKS INC. grants Mr. Nicholas Bruemmer an option for the subscription of shares in ITS NETWORKS INC at 0,15 dollars per share under the following conditions:

-  Minimum  capital  contribution  is  500.000  Euros.
- This amount must be dis-embursed before the 45 natural days following the date when D. Nicholas Bruemmer has received the following documentation from
TELECONNECT:

     *  Balance  Sheet
     *  Details  of  Teleconnect's  debt  at  this  moment  in  time
     *  lawsuits  in  progress  as  web  as  tose  pending
     *  Sales  volume  from  product  sales
     *  Salaries  and  costs  of  the  company

In the case that D. Nicholas Bruemmer exercises his option and injects a minimum 500,000 euros as detailed, he will be entitled to convert the amount in point FIFTH above at 0,15 used and as such will be entitled to receive the balance of shares due.

In case these options are exercised, ITS NETWORKS will comply with the following conditions:

- Reserve two positions on the ITS Networks Board of Directors under the conditions in the SEVENTH CLAUSE.

- TELECONNECT COMUNICACIONES will sign an external consulting contract with D. Nicholas Bruemmer (or OLACAPITAL S.L) and/or Anthony Stevens (or City Telecom), for a value of 5.000 Euros monthly for each of the persons and for a period of 12 months. They will dedicate a minimum of 10 working days per month.

- TELECONNECT COMUNICACIONES will contract the legal firm of ROCA JUNYENT ABOGADOS S.L. as external legal counsel and will use them for those legal issues where they can add more value than others. Teleconnect and ITS Networks will continue to work with its present external legal counsel

- ITS NETWORKS INC will do everything within its power to establish proper corporate governance.

SEVENTH.- ITS NETWORKS INC reserves a Board of Directors position for the person assigned by the Majority Shareholders of TELECONNECT. In case, Don Nicholas Bruemmer exercises his right to inject capital as stipulated in CLAUSE SIXTH above, he will be entitled to another Board position.

The Board of Directors of ITS Networks will have a maximum of 5 Board members. If the number were to increase, Mr. Nicholas Bruemmer would have the right to name one Board member for every two named by ITS networks.

EIGTH.- The present agreements cancels any clause of the Private agreement or its annexes that may be incompatible with this agreement; especially referred to clause 1.5 in relation to hidden liabilities and compensation and guarantees. This is totally annulled

NINTH.- With this agreement, the Parties agree that they are completely liquidated and relieved of any responsibility derived from the Private Agreement and renounce any judicial or legal action derived from the execution or interpretation of the Private SWAP Agreement.

Specifically, Mr. Nicholas Bruemmer commits to stopping the Process of Conciliation 746/2003 which has been started in the Court 1 Instancia n 2 of Marbella.

This contract is subject to the approval of the Board of Directors of ITS Networks which need to ratify the agreement within the three natural days following the signing of the present agreement.

In the case of any non-compliance by any of the parties, the other remains free of the responsibility in the first paragraph of this NINTH clause.

TENTH.- With respect to the people represented by Jordi Belveh , it is necessary their written consent for this agreement to be ratified and enter effect.

ELEVENTH.- Any discrepancies in relation to the interpretation or execution of this agreement will be resolved in the Courts in Madrid.

In  proof  of  conformity,  the  parties  sign  in  triplicate:.

/s/  Gustavo  Gomez                      /s/  Herman  de  Haas
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Gustavo  Gomez                           Herman  de  Haas


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/s/  Nicholas  Bruemmer                  /s/  Jordi  Bellvehi
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Nicholas  Bruemmer                       Jordi  Bellveh